SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 23, 2004

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated April 23, 2004.

Item 12.	Results of Operations and Financial Condition.

On April 23, 2004, FNBH Bancorp, Inc. issued a press release announcing first quarter results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 23, 2004	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 23, 2004 with respect to first quarter results.

EXHIBIT 99.1

FNBH Bancorp, Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced the results for the first quarter ended March 31, 2004. Net income was $1,456,000, a 10.5% increase over last year’s earnings of $1,318,000. Basic and diluted net income per share was $.46, an increase of $.04 (9.5%) compared to the same period last year. Return on assets increased to 1.33% compared to 1.28% last year and return on equity decreased slightly to 13.96% compared to 13.97% last year.

The increase in earnings was caused primarily by the recognition of a gain on the sale of property held for sale that was deferred in December 2003. Offsetting the gain was an increase in the loan loss provision of $170,000 in 2004 over the comparable period in 2003. The provision was increased in 2004 based on an analysis of losses inherent in the loan portfolio which is being affected by the current economy, higher classified loans in 2004 and increased chargeoffs in 2003.

Offsetting the increase in loan loss provision was an increase in net interest income of $181,000 (4.0%). This was the result of lower interest expense as a result of the continued low rate environment offset by a decrease in interest income as a result of lower yields on earning assets. The net interest margin for the quarter ended March 31, 2004 was 4.61% compared to 4.67% at March 31, 2003. Average loan balances increased $15 million in the first quarter of 2004 compared to the first quarter of 2003 and average deposit balances also increased $16 million in 2004. Non-performing loans of $4,193,000 at March 31, 2004 remain comparable to the yearend level of $4,293,000 at December 31, 2003, both down from the $6,409,000 at March 31, 2003.

Non-interest expense increased $62,000 (1.9%) from first quarter 2003 to first quarter 2004 primarily due to the cost of a new branch including additional salary expense and occupancy costs. The federal income tax provision also increased due to increased earnings.

At March 31, 2004, assets totaled $446 million, an increase of 7.6% over March 31, 2003. Loans increased to $342 million, a 2.2% increase over the previous year. Growth was primarily in consumer and mortgage loans. Short term investments, certificates of deposit and investment securities increased $27.2 million (50.5%) at March 31, 2004 from the comparable period in the prior year as excess funds were available for investment as a result of a softening in loan demand during the first quarter of 2004. Deposits increased to $395 million, a 7.5% increase since March 31, 2003. The Company continues to enjoy a strong capital position with a 10.4% increase in capital since March 31, 2003.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock price can be found on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes at (800)800-4693.